EXHIBIT 15.1


                  DISTRIBUTION AND SERVICING PLAN (CLASS A)
                                      OF
                       JEFFERSON GROWTH AND INCOME FUND
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          WHEREAS, JEFFERSON GROWTH AND INCOME FUND (the "Fund") is a series of
The Jefferson Fund Group Trust (the "Trust") as that term is contemplated under the Investment Company Act of 1940, and the rules and regulations thereunder (the "Act");

          WHEREAS, the Trust is in the process of registering as an open-end management investment company under the Act;

          WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that this Distribution and Servicing Plan will benefit the Fund and its shareholders; and

          WHEREAS, the Trust intends to employ Rodman & Renshaw, Inc. ("Distributor") as distributor of shares of its Class A Common Stock ("Common Stock").

          NOW THEREFORE, the Trust hereby adopts the Distribution and Servicing Plan (the "Plan") with respect to the Fund in accordance with Rule 12b-1 under the Act having the following terms and conditions:

          1.   PAYMENT TO DISTRIBUTOR.  The Trust shall pay out of the assets
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belonging to the Fund to Distributor (as the distributor of the Common Stock), a fee (the "Servicing Fee") for services rendered and expenses borne by the Distributor in connection with personal services rendered to Class A shareholder accounts at the rate of the lesser of (a) .25% per annum of the Fund's average daily net assets or (b) the Distributor's total costs incurred during the year in the servicing of the Class A shareholder accounts. Such servicing fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Trustees shall determine or as otherwise required by the Act. Such payments shall be in addition to any payments received by the Distributor pursuant to a Distribution Agreement between the Trust and the Distributor with respect to the Fund.

          2.   PERMITTED EXPENDITURES.  The Servicing Fee may be spent by the
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Distributor on personal services rendered to Class A shareholders of the Trust and/or maintenance of Class A shareholder accounts (but may not be spent on recordkeeping charges, accounting expenses, transfer costs, or custodian fees). The Distributor's expenditures may include, but shall not be limited to, compensation to, and expenses (including telephone and overhead expenses) of, financial consultants or other employees of the Distributor or of participating or introducing brokers who aid in the processing of purchase or redemption requests for Class A shares or the processing of dividend payments with respect to Class A shares, who provide information periodically to shareholders showing their positions in a Fund's Class A shares, who forward communications from the Trust to Class A shareholders, who render ongoing advice concerning the suitability of particular investment opportunities offered by the Trust in light of the shareholder's needs, who respond to inquiries from Class A shareholders relating to such services, or who train personnel in the provision of such services.

          3.   EFFECTIVE DATE OF PLAN.  This Plan shall not take effect until
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(a) it has been approved by a vote of at least a majority of the outstanding shares of Common Stock (as defined in the Act) and (b) (together with any related agreements) by votes of a majority of both (i) the Board of Trustees of the Trust, and (ii) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees"), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

          4.   CONTINUANCE.  This Plan shall continue in effect for as long as
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such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3(b).

          5.   REPORTS.  The Distributor and other persons authorized to direct
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the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. The Distributor shall annually certify in writing that the aggregate payments received from the Fund pursuant to the Plan during the year did not exceed its total costs incurred during the year (including reasonable allocation of overhead) in the servicing of the Common Stock.

          6.   TERMINATION.  This Plan may be terminated at any time by vote of
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a majority of the Rule 12b-1 Trustees, or by a vote of a majority of the outstanding shares of Common Stock (as defined in the Act).

          7.   AMENDMENTS.  This Plan may not be amended to increase materially
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the amount of payments provided for in paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 3 hereof.

          8.   SELECTION OF TRUSTEES.  While this Plan is in effect, the
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selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

          9.   RECORDS.  The Trust shall preserve copies of this Plan and any
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related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, or the agreements or such reports, as the case may be, the first two years in an easily accessible place.

          10.  ALLOCATION OF CERTAIN EXPENSES.  For purposes of Paragraph 1, 2
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and 5 hereof the following allocations will be made in determining permitted expenditures. Salaries and other compensation of employees of the Distributor may be reimbursed in proportion to the amount of time the employee devoted to activities primarily related to servicing Class A shareholder's accounts. Overhead expenses, including rent, utilities and support staff compensation, will be allocated using similar principles. For example, rent will be allocated pursuant to the following formula:

               (a) The total rent paid by the Distributor will be multiplied by a fraction, the numerator of which is the square feet utilized by an employee who is engaged in Servicing activities and the denominator of which is the total square feet rented by the Distributor.

               (b) The product obtained will be multiplied by the percentage of the employee's time devoted to Servicing activities.

               (c) The product obtained will be added to the products similarly calculated for all other employees engaged in Servicing Activities.



Dated:   August 29, 1995